Exhibit 99.B(d)(4)

MONEY MARKET FUND EXPENSE LIMITATION AGREEMENT

ING FUNDS TRUST

This MONEY MARKET FUND EXPENSE LIMITATION AGREEMENT (this “Agreement”), effective this 27th day of January, 2009, is made by and between ING Investments, LLC (the “Investment Manager”), ING Funds Distributor, LLC (the “Distributor”), and ING Funds Trust (the “Registrant”).  If the Registrant is a series fund investment company, then the Registrant is entering into this Agreement on behalf of, and this Agreement shall apply to, each series of the Registrant set forth on Schedule A hereto (each a “Fund,” collectively the “Funds”), as such schedule may be amended from time to time to add or delete series.  If the Registrant is not a series fund investment company, then this Agreement shall apply to the Registrant, and the use of the terms “Fund” or “Funds” herein shall refer to the Registrant.

WHEREAS, the Registrant is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management company; and

WHEREAS, the Registrant, the Distributor, and the Investment Manager desire that the provisions of this Agreement do not adversely affect a Fund’s status as a “regulated investment company” under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), do not interfere with a Fund’s ability to compute its taxable income under Code Section 852, do not adversely affect the status of the distributions a Fund makes as deductible dividends under Code Section 562, and do comply with the requirements of Revenue Procedure 99-40 (or any successor pronouncement of the Internal Revenue Service); and

WHEREAS, the Registrant and the Investment Manager have entered into an investment management agreement (the “Management Agreement”), pursuant to which the Investment Manager provides investment advisory services to each Fund; and

WHEREAS, the Registrant has adopted one or more plans pursuant to Rule 12b-1 under the 1940 Act for certain classes of shares permitting a Fund to make shareholder servicing and/or distribution payments, as applicable, to the Distributor (“12b-1 Plans”); and

WHEREAS, the Registrant, the Distributor, and the Investment Manager have determined that it is appropriate and in the best interests of the Funds and their shareholders to maintain the expenses of each Fund to reserve a daily yield of at least 0.00%.

NOW, THEREFORE, the parties hereto agree as follows:

1.                                       Expense Limitation.

1.1                                 Applicable Expense Limit.  To the extent that expenses incurred by a class of a Fund listed on Schedule A on any business day exceed the gross income, for such class for such business day, such excess amount (the “Excess Amount”) shall be the liability of the Distributor and/or Investment Manager.

1.2                                 Daily Computation.  The Investment Manager shall determine on each business day whether the expenses for any class of a Fund exceed the gross income for such class of a Fund on such business day.  If, on any business day, the expenses for any class of a Fund do not equal the gross income for such class, the amount of such difference shall be netted against the previous day’s accrued amount for Excess Amounts or Recoupment Amounts (as defined below and subject to the limitations noted below), and the difference shall be accrued for that day as an Excess Amount or Recoupment Amount as applicable.

1.3                                 Payment.  At the end of each month, the accruals made pursuant to Section 1.2 above shall be netted, and the result shall be remitted by the Distributor and/or Investment Manager to the Fund if such netting results in an Excess Amount, and it shall be remitted to the Distributor and/or Investment Manager if such netting results in a Recoupment Amount and the Distributor and/or Investment Manager is entitled to a Recoupment Amount pursuant to Section 2 below.  Any such amounts remitted to a Fund, or repaid by a Fund, shall be allocated among the classes of the Fund in accordance with the terms of the Fund’s Multiple Class Plan Pursuant to Rule 18f-3 under the 1940 Act.  For avoidance of doubt, any payments made pursuant to Section 1.1 and this Section 1.3 may include waivers of Fund-level expenses, such as management fees, administrative services fees, and other expenses related to the management of the Fund’s assets which must be allocated proportionately among all classes, and reimbursements of class-specific expenses, which may be waived or reimbursed at different amounts for individual classes.  The Registrant may offset amounts owed to a Fund pursuant to this Agreement against the Fund’s advisory fee payable to the Investment Manager or the distribution and/or shareholder services fee payable to the Distributor.

2.                                       Right to Recoupment.  Upon notice to the Board of Trustees  (the “Board”) of the Registrant, if the Distributor and/or Investment Manager has waived or reduced any fees payable to it, as applicable, or made any payments pursuant to Section 1.3 above, relating to any of the 36 months immediately preceding any month end calculation pursuant to Section 1.3 above, the Investment Manager shall be entitled to recoup from a Fund any such fees waived or reduced and any such payments made (collectively, a “Recoupment Amount”), if (i) on the date of any calculation under Section 1.2, the day’s gross income for any class of a Fund is greater than that day’s expenses for that class, and (ii) such Recoupment Amounts have not already been recouped.  Any amounts recouped from a class of a Fund shall be recouped in accordance with the principles of the Fund’s Multiple Class Plan Pursuant to Rule 18f-3 under the 1940 Act.  Amounts recouped shall be allocated to the oldest Recoupment Amounts during such 36 month period until fully recouped, and thereafter to the next oldest Recoupment Amounts, and so forth.  Such recoupment may not result in:  (i) more than 20% of the daily yield for that class of the Fund prior to such recoupment; (ii) any class of the Fund having a daily yield of less than 0.00%; and (iii) the Distributor recouping amounts which were in turn waived by financial intermediaries for distribution and shareholder servicing.  Additionally, such recoupment is also subject to limitations pursuant to any existing expense limitation agreement for the Fund.

3.                                       Term and Termination.  This Agreement shall have an initial term with respect to each Fund ending on the date indicated on Schedule A, as such schedule may be amended from time to time.  In addition, this Agreement shall terminate with respect to a Fund upon termination of the Management Agreement with respect to such Fund, the termination of the 12b-1 Plan with respect to a class of such Fund, or it may be terminated by the Registrant, without payment of any penalty, upon written notice to each of the Investment Manager and Distributor at their respective principal place of business within 90 days of the end of the then current term for a Fund.

4.                                       Miscellaneous.

4.1                                 Captions.  The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

4.2                                 Interpretation.  Nothing herein shall be deemed to require the Registrant or a Fund to take any action contrary to the Registrant’s articles of incorporation, declaration of trust, or similar governing document, an applicable prospectus or statement of additional information, or any applicable statutory or regulatory requirement, or to relieve or deprive the Registrant’s Board of its responsibility for and control of the conduct of the affairs of the Registrant or the Funds.

4.3                                 Definitions.  Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment management fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Management Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Management Agreement or the 1940 Act.

4.4                                 Amendments.  This Agreement may be amended only by a written agreement signed by each of the parties hereto.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the day and year first above written.

ING FUNDS TRUST		ING INVESTMENTS, LLC

By:	/s/ Kimberly A. Anderson	By:	/s/ Todd Modic
	Kimberly A. Anderson		Todd Modic
	Senior Vice President		Senior Vice President

ING FUNDS DISTRIBUTOR, LLC

By:	/s/ Todd Modic
Todd Modic
Senior Vice President

SCHEDULE A

to the

MONEY MARKET FUND EXPENSE LIMITATION AGREEMENT

ING FUNDS TRUST

OPERATING EXPENSE LIMITS

Name of Fund	Expiration of Initial Term of Money Market Fund Expense Limitation Agreement

ING Classic Money Market Fund	Initial Term Expires August 1, 2010